Exhibit (12)

                              ROHM AND HAAS COMPANY

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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                       YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------------------------
                                             2001          2000          1999           1998          1997
                                         ------------  ------------  ------------   ------------  ------------
                                                                 (millions of dollars)

Earnings from continuing operations
   before income taxes                   $        (64) $        488  $        375   $        627  $        549
Fixed charges                                     217           276           196             64            71
Capitalized interest adjustment                    (2)            1             4              5             3
Undistributed earnings adjustment                 (12)          (18)           (6)            (2)          (11)

                                         ------------  ------------  ------------   ------------  ------------

       Earnings                          $        139  $        747  $        569   $        694  $        612
                                         ============  ============  ============   ============  ============

Ratio of earnings to
     fixed charges                               0.60           2.7           2.9           10.8           8.6
                                         ============  ============  ============   ============  ============

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Note: Earnings consist of earnings before income taxes and fixed charges after eliminating undistributed earnings of affiliates and capitalized interest net of amortization of previously capitalized interest. Fixed charges consist of interest expense, including capitalized interest, and amortizaton of debt discount and expense on all indebtedness, plus one-third of rent expense deemed to represent an interest factor. Dollar amount of year 2001 ratio deficiency is $78 million.

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